Nicor Inc.
Form 8-K
Exhibit 10.9

AMENDED AND RESTATED
SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENT

(As Amended And Restated for Post-2004 Benefits, Effective January 1, 2008)

This Amended and Restated Supplemental Retirement Benefit Agreement (the “Agreement”), is entered into as of this    24    day of      July      , 2008 (the “Effective Date”), by and between Nicor Inc., an Illinois corporation, (the “Company”), and Russ M. Strobel (the “Executive”).

WITNESSETH THAT

WHEREAS, the Executive currently serves as Chairman of the Board of Directors, President and Chief Executive Officer of the Company, and

WHEREAS, the Executive and the Company are parties to a Supplemental Retirement Benefit Agreement dated January 1, 2001 (the “Prior Agreement”); and

WHEREAS, the Executive and the Company desire to amend and restate the Prior Agreement in the form of this Agreement for purposes of that portion of Executive’s benefit that was not earned and vested within the meaning of Treas. Reg. §1.409A-6(a) as of December 31, 2004; and

WHEREAS, notwithstanding any provisions of the Agreement to the contrary, the provisions of the Prior Agreement in effect on October 3, 2004 apply with respect to those benefits that were earned and vested under such Prior Agreement within the meaning of Treas. Reg. §1.409A-6(a) as of December 31, 2004;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.
Supplementary Retirement Plan.  This Agreement is granted under and subject to the terms and conditions of the Nicor Gas Supplementary Retirement Plan (the “Plan”), unless otherwise provided herein.  The Executive shall be a Limited Participant in the Plan, and benefits payable under the Agreement shall be paid under the Plan.  By execution of this Agreement, Executive consents to the provisions of the Plan and this Agreement.  Capitalized terms in this Agreement shall have the meaning set forth in the Plan, unless otherwise defined herein.

2.
Supplemental Retirement Benefit.  Subject to the following provisions of this Agreement and notwithstanding any provisions of the Plan to the contrary, the Executive shall be entitled to a Supplemental Retirement Benefit in an amount equal to $50,000 per year, determined as though payment would commence on the first day of the month next following the later of the Executive’s sixtieth (60th) birthday or Separation from Service and be payable for the Executive’s life.

This Agreement applies only with respect to the 25% portion of the Supplemental Retirement Benefit that was not earned and vested as of December 31, 2004.  The terms of the Prior Agreement as in effect on October 3, 2004 apply with respect to the

75% portion of the Supplemental Retirement Benefit that was earned and vested on December 31, 2004.

3.	Vesting Percentage. The Executive is fully vested in the Supplemental Retirement Benefit.

4.
Time and Form of Payment.  The Supplemental Retirement Benefit shall be paid as an Actuarially Equivalent Lump Sum.  The “Actuarially Equivalent Lump Sum” shall be determined as of the Executive’s Separation from Service, as the actuarial equivalent of the amount of the Supplemental Retirement Benefit described in section (2) of this Agreement determined using the lump sum actuarial factors set forth in the Plan.  In addition, interest on the Supplemental Retirement Benefit shall accrue commencing on the Executive’s Separation from Service and ending on the Executive’s payment date (as described below), at the first segment interest rate in effect at the Executive’s Separation from Service under Section 417(e)(3)(D) of the Code.

Payment of the Supplemental Retirement Benefit shall be made on the first business day of the seventh month after the Executive’s Separation from Service date (the “payment date”).  If due to administrative reasons the Supplemental Retirement Benefit cannot be distributed on the date otherwise payable under this paragraph 4, then such benefit and interest thereon shall be distributed as soon as practicable thereafter, but no later than December 31st of the calendar year in which such distribution is otherwise payable (or the 15th day of the third calendar month following the date otherwise payable, if later).

5.	Death. If the Executive’s Separation from Service occurs as the result of death while employed by the Company or Nicor Gas Company (“Nicor Gas”), no benefits shall be payable under this Agreement.

6.
Cause.  If the Executive’s Separation from Service occurs for “Cause”, no benefits shall be payable under this Agreement.  “Cause” means: (a)the Executive’s willful commission of acts or omissions which have, have had, or are likely to have a material adverse effect on the business, operations, financial condition or reputation of the Company or Nicor Gas; (b) the Executive’s conviction (including a plea of guilty or nolo contendere) of a felony or any crime of fraud, theft, dishonesty or moral turpitude; or (c) the Executive’s material violation of any statutory or common law duty of loyalty to the Company or Nicor Gas.  For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or Nicor Gas.  Any act, or failure to act, pursuant to direction provided by the person to whom the Executive reports, or provided by a resolution duly adopted by the Board, or pursuant to advice of counsel for the Company or Nicor Gas, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company or Nicor Gas.

7.
Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the heirs, executors and legal representatives of the Executive and the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

8.	Benefit May Not Be Assigned or Alienated. The benefit payable to any person under this Agreement may not be voluntarily or involuntarily assigned or alienated.

9.	Applicable Laws. This Agreement shall be interpreted and administered in accordance with the laws of the State of Illinois, without regard to its choice of law principles.

10.
Entire Agreement and Amendment.  The Plan, the Prior Agreement and this Agreement constitute the entire agreement between the Executive and the Company with respect to supplemental retirement benefits, and supersede all other agreements, verbal and written, that may have been made by the parties hereto.  This Agreement may be amended or cancelled by mutual agreement of the parties hereto in writing without the consent of any other person and, so long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

11.
Section 409A Compliance.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986 (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder.  Notwithstanding section (10) of this Agreement, if the Company determines that any compensation or benefits payable under this Agreement do not comply with Code Section 409A and related Department of Treasury guidance, the Company and Executive agree to amend this Agreement or take such other actions as the Company deems necessary or appropriate to comply with the requirements of Code Section 409A while preserving the economic agreement of the parties.

12.
Severability.  If any one or more sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any section or other portion not so declared to be unlawful or invalid. Any section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such section or other portion to the fullest extent possible while remaining lawful and valid.

13.
Notices.  All notices and other communications under this Agreement shall be in writing and delivered by hand, by a nationally-recognized commercial delivery service, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Russ M. Strobel
44 Woodley Road
Winnetka, IL 60093

If to the Company:

Nicor Inc.
1844 Ferry Road
Naperville, IL 60563-9600
Attn: Senior Vice President –
Human Resources

14.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same instrument.

15.	Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

16.
Tax Withholding.  The Company may withhold from any amounts payable under this Agreement any federal, state, or local taxes that are required to be withheld pursuant to any applicable law or regulation.

17.
No Waiver.  A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default as to any such provision shall not be deemed a waiver of any later default as to that or any other provision.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

EXECUTIVE                                                                                                                           NICOR INC.

/s/ RUSS M. STROBEL                                                                                                        By: /s/ CLAUDIA J. COLALILLO
Russ M. Strobel                                                                                                                    Its: Senior Vice President Human Resources
                                                   and Corportate Communications